Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
_____________________________
     CLEAR CHANNEL OUTDOOR HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
     1. The name of the Corporation is Clear Channel Outdoor Holdings, Inc. The Corporation was originally incorporated under the name “Eller Media Company” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 11, 1995. An amendment to the original Certificate of Incorporation changing the Corporation’s name to “EMC Group, Inc.” was filed with the Secretary of State of the State of Delaware on December 12, 1995. Another amendment to the Certificate of Incorporation, as amended, changing the Corporation’s name to “Eller Media Corporation” was filed with the Secretary of State of the State of Delaware on October 29, 1996. A further amendment to the Certificate of Incorporation, as amended, changing the Corporation’s name to “Clear Channel Outdoor Holdings, Inc.” was filed with the Secretary of State of the State of Delaware on                                         , 2005.
     2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and the sole stockholder of the Corporation.
     3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation amends and integrates and restates the provisions of the Certificate of Incorporation of this Corporation.
     The text of this Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
     The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
     Clear Channel Outdoor Holdings, Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT
     The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV
CAPITAL STOCK
     SECTION 1. The Corporation shall be authorized to issue [                    ] shares of capital stock, of which (1) [                    ] shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (2) [                    ] shares shall be shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the “Common Stock”), and (3) [                    ] shares shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).
     Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the other provisions of this ARTICLE IV), each share of Common Stock, $.01 par value, either issued and outstanding, or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective (“Original Common Stock”), shall be and is hereby automatically reclassified as and changed (without any further act) into one (1) fully-paid and nonassessable share of Class B Common Stock, par value $.01 per share.
     SECTION 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
(1)	the designation of the series, which may be by distinguishing number, letter or title;

(2)	the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(3)	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(4)	dates at which dividends, if any, shall be payable;

(5)	the redemption rights and price or prices, if any, for shares of the series;

(6)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(7)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8)	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(9)	restrictions on the issuance of shares of the same series or of any other class or series; and

(10)	the voting rights, if any, of the holders of shares of the series.
     SECTION 3. The following is a statement of the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock:
(1)	Except as otherwise set forth below in this ARTICLE IV, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

(2)	Subject to the other provisions of this Certificate of Incorporation and the provisions of any Certificate of Designations (as defined in ARTICLE XII), the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. No such dividend or distribution that is payable in shares of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, may be made unless: (a) shares of Class A Common Stock are paid or distributed only in respect of Class A Common Stock, (b) shares of Class B Common Stock are paid or distributed only in respect of Class B Common Stock, (c) no such dividend or distribution is made in respect of the Class A Common Stock unless simultaneously also made in respect of the Class B Common Stock, (d) no such dividend or distribution is made in respect of the Class B Common Stock unless simultaneously also made in respect of the Class A Common Stock and (e) the number of shares of Class A Common Stock paid or distributed in respect of each outstanding share of Class A Common Stock is equal to the number of shares of Class B Common Stock paid or distributed in respect of each outstanding share of Class B Common Stock. Neither the Class A Common Stock nor the Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

(3)	(a) Except as may be otherwise required by law or by this Certificate of Incorporation and subject to any voting rights that may be granted to holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, all rights to vote and all voting power of the capital stock of the Corporation, whether for the election of directors or any other matter submitted to a vote of stockholders of the Corporation, shall be vested exclusively in the holders of Common Stock.

(b) At every meeting of the stockholders of the Corporation, in connection with the election of directors and on all other matters submitted to a vote of stockholders of the Corporation, (i) every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation, and (ii) every holder of Class B Common Stock shall be entitled to 20 votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the transfer books of the Corporation. Except as may be otherwise required by law or by this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class in connection with the election of directors and on all other matters submitted to a vote of stockholders of the Corporation, and the votes cast in respect of the Class A Common Stock and the Class B Common Stock shall be counted and totaled together.

(c) Every reference in this Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Common Stock, Class A Common Stock, or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock entitle their holders to cast as provided in this Certificate of Incorporation.

(4)	In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the same amount per share in respect thereof. For purposes of this paragraph (4), the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the entity surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(5)	Except as otherwise approved by the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting or consenting as a separate class, in connection with any reorganization of the Corporation, any consolidation of the Corporation with one or more other entities or any merger of the Corporation with or into another entity in which shares of Class A Common Stock or Class B Common Stock are reclassified, converted or changed into, or entitle their holder to receive in respect thereof, any shares of stock or other securities of the Corporation or any other entity and/or other property or cash (collectively, “Consideration”), (a) each holder of a share of Class A Common Stock shall be entitled to receive, with respect to such share of Class A Common Stock, the same kind and amount of Consideration receivable by a holder of a share of Class B Common Stock with respect to a share of Class B Common Stock, (b) each holder of a share of Class B Common Stock shall be entitled to receive, with respect to such share of Class B Common Stock, the same kind and amount of Consideration receivable by a holder of a share of Class A Common Stock with respect to a share of Class A Common Stock, and (c) if any holder of Common Stock is granted the right to elect to receive one of two or more alternative kinds, amounts and/or combinations of Consideration, all holders of Common Stock shall be granted substantially identical election rights.

(6)	The shares of Class A Common Stock are not convertible into any other security of the Company or any other property. The shares of Class B Common Stock are convertible as provided in the following provisions of this paragraph (6).

(a) Each record holder of shares of Class B Common Stock (excluding a Corporation Entity) may convert any or all of such shares into an equal number of shares of Class A Common Stock by delivering to the Corporation the certificates for such shares together with a written notice, executed by such record holder, stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock. If such conversion is requested in connection with a sale or other disposition of Common Stock, such written notice shall also request that the Corporation issue such shares of Class A Common Stock to the transferee or transferees named therein, setting forth the number of shares of Class A Common Stock to be issued to each such transferee and the denominations in which the certificates therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender.

(b) Effective immediately upon any transfer (as defined in ARTICLE XII) of a share of Class B Common Stock, other than pursuant to a Permitted Transfer (as defined in paragraph (7)(c) below), such transferred share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock, without any further action on the part of the Corporation, the transferor, the transferee or any other person or entity, and, upon such transfer, the certificate formerly representing the shares of Class B Common Stock transferred shall, to the extent of such transfer, represent instead an equal number of shares of Class A Common Stock.

(c) As promptly as practicable after the effective date of any conversion of shares of Class B Common Stock into shares of Class A Common Stock, and the surrender of the certificate representing the shares so converted, the Corporation shall issue and deliver to the record holder of such certificate or the transferee or transferees of such record holder, as applicable, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder or transferee is entitled. Upon conversion of less than all of the shares of Class B Common Stock represented by a certificate surrendered for conversion, the Corporation will issue and deliver to the record holder thereof a new certificate for the number of shares of Class B Common Stock represented by the certificate surrendered and not so converted.

(d) If the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this paragraph (6) is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend and prior to the date on which such dividend is to be paid to such holders, the holder of the Class A Common Stock issued upon the conversion of such converted share of Class B Common Stock will be entitled to receive such dividend on such payment date, provided, however, that to the extent that such dividend is payable in shares of Class B Common Stock, no such shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock, if issued, would have been convertible on such payment date.

(e) The Corporation will not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock upon the conversion of shares of Class B Common Stock pursuant to this paragraph (6), and no such issue or delivery shall be made unless and until the record holder requesting such issue has paid to the

Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(f) The Corporation shall not reissue or resell any shares of Class B Common Stock that are converted into shares of Class A Common Stock pursuant to this paragraph (6) or that are acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized number of shares of Class B Common Stock accordingly.

(g) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all of the shares of Class B Common Stock then outstanding.

(7)	The shares of Common Stock may be transferred only in accordance with the provisions of this paragraph (7).

(a) Shares of Class A Common Stock may be transferred by the record holder thereof to any other person or entity without any restriction imposed by this Certificate of Incorporation.

(b) Shares of Class B Common Stock may not be transferred except in a Permitted Transfer. A holder of Class B Common Stock that desires to transfer any of such holder’s interest therein, in a transaction that is not a Permitted Transfer, must first convert such Class B Common Stock into Class A Common Stock pursuant to paragraph (6) above and thereafter transfer such Class A Common Stock as permitted by paragraph (7)(a) above. In the event of a transfer of Class B Common Stock in a transaction that is not a Permitted Transfer, such Class B Common Stock shall be converted into an equal number of shares of Class A Common Stock, as provided by paragraph (6)(b) above.

(c) Shares of Class B Common Stock may be transferred without any restriction imposed by this Certificate of Incorporation in any one or more of the following transactions (each, a “Permitted Transfer”):
(i)	a transfer of shares of Class B Common Stock by a Clear Channel Entity to any other Clear Channel Entity;

(ii)	a transfer of shares of Class B Common Stock by Clear Channel to the stockholders of Clear Channel in connection with the Tax-Free Spin-Off;

(iii)	an unforeclosed pledge of shares of Class B Common Stock by the holder thereof made to secure a bona fide obligation; provided, however, that no further transfer of any interest in such shares to the pledgee or to any other person or entity, whether upon foreclosure of such pledge or otherwise, may occur (in the absence of the conversion of such pledged shares of Class B Common Stock into shares of Class A Common Stock pursuant to paragraph (6) above) unless such further transfer is otherwise a Permitted Transfer;

(iv)	a transfer of shares of Class B Common Stock by a holder thereof that is not a natural person to (A) a wholly-owned subsidiary of such holder, (B) any person or entity that holds, directly or indirectly, all of the capital stock of such holder or (C) a wholly-owned subsidiary of a person or entity described in clause (B); or

(v)	a transfer of shares of Class B Common Stock by a holder thereof who is a natural person to (A) the members of the immediate family of such holder or a trust existing for the benefit of such holder and/or such family members; or (B) the estate of such holder or a successor in interest of a holder, including the executor, administrator or personal representative of such holder’s estate or the heirs, legatees or any other persons who have succeeded, by operation of law, to such holder’s shares of Class B Common Stock if there is no executor, administrator or personal representative then serving who has control over such shares.
For purposes of this paragraph (7)(c), “affiliate” shall have the meaning ascribed to such term by Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(d) Shares of Common Stock shall be transferred on the books of the Corporation and a new certificate therefor issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of the certificate for such shares, in proper form for transfer, and accompanied by all requisite stock transfer tax stamps and, with respect to a transfer of shares of Class B Common Stock, an affidavit setting forth sufficient facts to establish to the Corporation’s reasonable satisfaction that such transfer is a Permitted Transfer. Any such affidavit shall be executed by the record holder thereof (or, with respect to a Permitted Transfer described in paragraph (7)(c)(v), by such successor in interest), and verified as of a date not earlier than five days prior to the date of delivery thereof (where such record holder is a corporation, partnership, limited liability company or trust, such verification shall be by an officer of the corporation, a general partner of the partnership, a manager or officer of the limited liability company or a trustee of the trust, as the case may be).

(e) If a record holder of shares of Class B Common Stock shall deliver a certificate for such shares, endorsed by such holder for transfer or accompanied by an instrument of transfer signed by such holder, to a person or entity who receives such shares in connection with a transfer that is not a Permitted Transfer, then such person or entity, or any successive transferee of such certificate, may treat such endorsement or instrument as authorizing it, him or her on behalf of such record holder to convert such shares into shares of Class A Common Stock as provided in paragraph (6) above for the purpose of registering the transfer to itself, himself or herself of the shares of Class A Common Stock issuable upon such conversion, and to give on behalf of such record holder the written notice of conversion required by paragraph (6)(a) above, and may convert such shares of Class B Common Stock accordingly.

If the Corporation registers the transfer of shares of Class B Common Stock in a transaction that is not a Permitted Transfer and issued a new certificate representing such shares to any person or entity, such person or entity (or any successive transferee of such certificate) shall surrender such new certificate for cancellation, accompanied by the written notice of conversion required by paragraph (6)(a) above, in which case (A) such person, entity or transferee shall be deemed to have elected to treat the endorsement on (or instrument of transfer accompanying) the certificate so delivered by such former record holder as authorizing such person, entity or transferee on behalf of such former record holder to convert such shares and to give such notice, (B) the shares of Class B Common Stock registered in the name of such former record holder shall be deemed to have been surrendered for conversion for the purpose of the transfer to such person, entity or transferee of the shares of Class A Common Stock issuable upon conversion, and (C) the appropriate entries shall be made on the books of the Corporation to reflect such actions.

(f) No one other than those holders in whose names shares of Class B Common Stock become registered on the original stock ledger of the Corporation by reason of their record ownership of shares of Original Common Stock that are reclassified into shares of Class B Common Stock, or transferees or successive transferees who receive shares of Class B Common Stock in connection with a Permitted Transfer, shall by virtue of the acquisition of a certificate for shares of Class B Common Stock have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class B Common Stock.

In the event that the Board of Directors of the Corporation (or any committee of the Board of Directors, or any officer of the Corporation, designated for the purpose by the Board of Directors) shall determine, upon the basis of facts not disclosed in any affidavit or other document accompanying the certificate for shares of Class B Common Stock when presented for transfer, that such shares of Class B Common Stock have been registered in violation of the provisions of this paragraph (7), or shall determine that a person or entity is enjoying for his, her or its own benefit the special rights and powers of shares of Class B Common Stock in violation of such provisions, then the Corporation shall take such action at law or in equity as is appropriate under the circumstances.

(8)	Prior to the time at which the provisions of paragraph (7) shall terminate in accordance with paragraph (9), every certificate representing shares of Class B Common Stock shall bear a legend on the reverse thereof reading as follows:
“The shares of Class B Common Stock represented by this certificate may not be transferred to any person or entity in connection with a transaction that is not a “Permitted Transfer,” as such term is defined in Section 3, paragraph (7)(c) of ARTICLE IV of the Certificate of Incorporation of this Corporation. No person or entity who receives such shares in connection with a transfer (other than such a “Permitted Transfer”) is entitled to own or to be registered as the record holder of such shares of Class B Common Stock, but the record holder of this certificate may at such time and in the manner set forth in Section 3, paragraph (6)(a) of ARTICLE IV of the Certificate of Incorporation convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock for purposes of effecting the sale or other disposition of such shares of Class A Common Stock to any person or entity. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing.”
Following the time at which the provisions of paragraph (7) terminate in accordance with paragraph (9), the Corporation shall promptly, at the request of any holder of a certificate representing shares of Class B Common Stock bearing such legend, reissue such certificate without such legend.

(9)	The provisions of paragraph (6) providing for the optional or automatic conversion of shares of Class B Common Stock into shares of Class A Common Stock and the restrictions on the transfer of shares of Class B Common Stock set forth in paragraph (7) shall each and all terminate and be of no further force or effect on the effective date of the Tax-Free Spin-Off (as defined in ARTICLE XII) if, at least 10 calendar days prior to the date of such Tax-Free Spin-Off, Clear Channel provides the Corporation with a notice stating that the Board of Directors of Clear Channel has determined, which determination may be made in the sole and absolute discretion of the Board of Directors of Clear Channel, that such provisions shall terminate. For purposes of this paragraph (9), the effective date of the Tax-Free Spin-Off shall be deemed to be the date on which the shares of Class B Common Stock are distributed to stockholders of Clear Channel following receipt of an affidavit described in paragraph (7)(d) above with respect to the Permitted Transfer described in paragraph (7)(c)(ii) above.

(10)	In connection with any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to paragraph (6) above (whether optional or automatic), any transfer of shares of Common Stock pursuant to paragraph (7) above, or the making of any determination required by such paragraph (6), paragraph (7) or paragraph (9):

(a) the Corporation shall be under no obligation to make any investigation of facts unless an officer, employee or agent of the Corporation responsible for issuing shares of Class A Common Stock upon such conversion, for registering such transfer or for making such determination has substantial reason to believe, or unless the Board of Directors (or a committee of the Board of Directors designated for the purpose) determines that there is substantial reason to believe, that any affidavit or other document executed in connection therewith is incomplete or incorrect in any material respect or that an investigation into the facts relating thereto is otherwise warranted, in either of which events the Corporation shall make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and have a reasonable time to complete such investigation; and

(b) neither the Corporation, nor any director, officer, employee or agent of the Corporation, shall be liable in any manner for any action taken or omitted to be taken in good faith to the fullest extent permitted by law.
     SECTION 4. No stockholder shall be entitled to exercise any right of cumulative voting.
ARTICLE V
CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST
     SECTION 1. This ARTICLE V anticipates the possibility that (1) the Corporation will not be a wholly-owned subsidiary of Clear Channel and that Clear Channel may be a controlling, majority or significant stockholder of the Corporation, (2) certain Clear Channel Officials may also serve as Corporation Officials, (3) the Corporation Entities and the Clear Channel Entities may, from time to time, (a) engage in the same, similar or related activities or lines of business or other business activities that overlap or compete with those of the other and (b) have an interest in the same areas of corporate opportunities, and (4) benefits may be derived by the Corporation Entities through their continued contractual, corporate and business relations with the Clear Channel Entities. The provisions of this ARTICLE V shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation Entities and Corporation Officials as they may involve the Clear Channel Entities, and the powers, rights, duties and liabilities of the Corporation Entities and Corporation Officials in connection therewith. Capitalized terms used and not previously defined in this Certificate of Incorporation are defined, and shall have the meaning ascribed thereto, in ARTICLE XII.
     SECTION 2. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any Clear Channel Entity, on the other hand, before the Corporation ceased to be a wholly-owned subsidiary of Clear Channel shall be void or voidable or be considered unfair to the Corporation or any Corporation Affiliate for the reason that any Clear Channel Entity is a party thereto, or because any Clear Channel Official is a party thereto, or because any Clear Channel Official was present at or participated in any meeting of the Board of Directors, or committee thereof, of the Corporation, or the board of directors, or committee thereof, of any Corporation Affiliate, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. No such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or the performance thereof by any Corporation Entity shall be considered to be contrary to any fiduciary duty owed to any of the Corporation Entities or to any of their respective stockholders by any Clear Channel Entity or by any Corporation Official (including any Corporation Official who may have been a Clear Channel Official) and each such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation Entities, and shall be deemed not to have breached his or her duties of loyalty to the Corporation Entities and their respective stockholders, and not to have derived an improper personal benefit therefrom. No Corporation Official shall have or be under any fiduciary duty to any Corporation Entity or its stockholders to refrain from acting on behalf of any such Corporation Entity (or on behalf of any Clear Channel Entity if such Corporation Official is also a Clear Channel Official) in respect of any such contract, agreement, arrangement or transaction (or the amendment, modification, or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) in accordance with its terms.
     SECTION 3. The Corporation may from time to time enter into and perform, and cause or permit any Corporation Affiliate to enter into and perform, one or more agreements (or amendments or modifications to pre-existing agreements) with any one or more of the Clear Channel Entities pursuant to which any one or more Corporation Entities, on the one hand, and any one or more of the Clear Channel Entities, on the other hand, agree to engage in transactions of any kind or nature, and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other (or with any one or more other Clear Channel Entities or Corporation Entities, respectively), including to allocate and to cause Corporation Officials and Clear Channel Officials (including any person who is both a Corporation Official and a Clear Channel Official) to allocate or refer opportunities between such Corporation Entities and Clear Channel Entities. To the fullest extent permitted by law, neither any such agreement, nor the performance thereof by any Corporation Entity or any Clear Channel Entity, shall be considered contrary to (1) any fiduciary duty that any Clear Channel Entity may owe to any Corporation Entity, or its stockholders, by reason of any Clear Channel Entity being, directly or indirectly, a controlling, majority or significant stockholder of any such Corporation Entity or participating in the control of any such Corporation Entity or (2) any fiduciary duty that any Corporation Official who is also a Clear Channel Official may owe to any Corporation Entity or its stockholders. To the fullest extent permitted by law, no Clear Channel Entity, by reason of being, directly or indirectly, a controlling, majority or significant stockholder of any Corporation Entity or participant in control of any Corporation Entity, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no Corporation Official who is also a Clear Channel Official shall have or be under any fiduciary duty to any Corporation Entity, or its stockholders, to refrain from acting on behalf of any Corporation Entity or any Clear Channel Entity in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.
     SECTION 4. Except as otherwise agreed in writing between the Corporation and Clear Channel, the Clear Channel Entities shall, to the fullest extent permitted by law, have no duty to refrain from (1) engaging in the same or similar activities or lines of business as any Corporation Entity, (2) doing business with any client, customer or vendor of any Corporation Entity or (3)

employing or otherwise engaging or soliciting for such purpose, any officer, director or employee of any Corporation Entity. To the fullest extent permitted by law, no Clear Channel Entity shall be deemed to have breached its fiduciary duties, if any, to any Corporation Entity, or its stockholders, solely by reason of engaging in any activity described in such clauses (1) through (3). If any Clear Channel Entity is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to any Corporation Entity. In the case of any potential transaction or business opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, the Clear Channel Entities shall, to the fullest extent permitted by law, not be liable to any Corporation Entity, or its stockholders, for breach of any fiduciary duty as a direct or indirect stockholder of any Corporation Entity by reason of the fact that any one or more of the Clear Channel Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.
     SECTION 5. (1) If a Corporation Official who is also a Clear Channel Official is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law except as provided in Section 5(3) of this ARTICLE V, renounces any interest or expectancy in such potential transaction or business opportunity and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any such Corporation Affiliate.
     (2) If a Corporation Official who is also a Clear Channel Official is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity in any manner, such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation or any Corporation Affiliate and shall, to the fullest extent permitted by law, not be liable to any Corporation Entity, or its stockholders, for breach of any fiduciary duty as a Corporation Official including without limitation by reason of the fact that any one or more of the Clear Channel Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.
     (3) Notwithstanding anything to the contrary in this Section 5, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official in writing solely in his or her capacity as a Corporation Official.

     SECTION 6. No amendment or repeal of this ARTICLE V shall apply to or have any effect on the liability or alleged liability of any Clear Channel Entity or Corporate Official for or with respect to any corporate opportunity that such Clear Channel Entity or Corporate Official was offered, or of which such Clear Channel Entity or Corporate Official acquired knowledge prior to such amendment or repeal.
     SECTION 7. In addition to, and notwithstanding the foregoing provisions of this ARTICLE V, a potential transaction or business opportunity (1) that the Corporation Entities are not financially able, contractually permitted or legally able to undertake, or (2) that is, from its nature, not in the line of the Corporation Entities’ business, is of no practical advantage to any Corporation Entity or that is one in which no Corporation Entity has any interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation, or any Corporate Affiliate, and the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, hereby renounces any interest therein.
     SECTION 8. Anything in this Certificate of Incorporation to the contrary notwithstanding, the provisions of Sections 3, 4, 5, 6 and 7 of this ARTICLE V shall automatically terminate, expire and have no further force and effect from and after the date on which both (1) the Clear Channel Entities collectively cease to be the beneficial owner of shares representing at least 20% of the total voting power of the Voting Stock and (2) no Corporation Official is also a Clear Channel Official.
ARTICLE VI
BOARD OF DIRECTORS
     SECTION 1. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution adopted by a majority of the entire Board of Directors.
     SECTION 2. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
     SECTION 3. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be apportioned, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Class I shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2007, Class II shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2008, and Class III shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2009. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In case of any increase or decrease, from time to time, in the number of directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, the number of directors added to or eliminated from each class shall be apportioned so that the number of directors in each class thereafter shall be as nearly equal as possible.
     SECTION 4. Except as otherwise provided by a Certificate of Designations, any director or the entire Board of Directors may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock; provided, however, that, from and after the date that the Clear Channel Entities collectively cease to be the beneficial owner of shares representing at least a majority of the total voting power of the Voting Stock, any director or the entire Board of Directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock.
     SECTION 5. Except as otherwise provided by a Certificate of Designations, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director; provided, however, that, until the Clear Channel Entities collectively cease to be the beneficial owner of shares representing at least a majority of the total voting power of the Voting Stock, if such vacancy was caused by an action of the stockholders, such vacancy shall be filled only by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock. Any director so chosen shall hold office until his or her successor shall be elected and qualified and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen. No decrease in the number of directors shall shorten the term of any incumbent director.
ARTICLE VII
BY-LAWS
     In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the By-Laws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any By-Laws. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by a Certificate of Designations, the affirmative vote of the holders of a majority of the total voting power of the Voting Stock, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal any provision of the By-Laws, or to adopt any new By-Law; provided, however, that, from and after the date that the Clear Channel Entities collectively cease to be the beneficial owner of shares representing at least a majority of the total voting power of the Voting Stock, the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any By-Law inconsistent with, the following provisions of the By-Laws: Sections 2.1, 2.2, 2.4, 2.5,

2.6, 2.8, 2.9 and 2.11 of ARTICLE II; Sections 3.1, 3.2, 3.9 and 3.11 of ARTICLE III; Section 6.9 of ARTICLE VI; and Section 8.1 of ARTICLE VIII, or in each case, any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other By-Law).
ARTICLE VIII
AMENDMENT OF CERTIFICATE OF INCORPORATION
     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons or entities whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE VIII. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by a Certificate of Designations, the affirmative vote of a majority of the total voting power of the Voting Stock, voting together as a single class, shall be required to amend, alter, change, repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that, from and after the date that the Clear Channel Entities collectively cease to be the beneficial owner of shares representing at least a majority of the total voting power of the Voting Stock, the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE IX, ARTICLE X and this sentence of this Certificate of Incorporation, or in each case, any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any repeal or modification of ARTICLE V or ARTICLE IX shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.
ARTICLE IX
LIMITATIONS ON LIABILITY AND INDEMNIFICATION
OF DIRECTORS AND OFFICERS
     SECTION 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation, or its stockholders, for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists at the time of the alleged breach.

     SECTION 2. Indemnification and Insurance.
     (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of director and officers.
     (b) Non-Exclusivity of Rights. The right to indemnification conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
     (c) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
ARTICLE X
STOCKHOLDER ACTION
     Any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that except as otherwise provided by a Certificate of Designations, from and after the date that the Clear Channel Entities collectively cease to be the beneficial owner of shares representing at least a majority of the total voting power of the Voting Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
     Except as otherwise required by law or provided by a Certificate of Designations, special meetings of stockholders of the Corporation may be called only by (1) Clear Channel, so long as the Clear Channel Entities, collectively, are the beneficial owners of at least a majority of the total voting power of the Voting Stock, or (2) the Chairman of the Board of Directors or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and any other power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.
ARTICLE XI
SECTION 203 OF THE GENERAL CORPORATION LAW
     The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware until the first date on which the Clear Channel Entities collectively cease to be the beneficial owner of shares representing at least 15% of the total voting power of the Voting Stock, at which date Section 203 of the General Corporation Law of the State of Delaware shall apply prospectively to the Corporation (such that any person or entity who or that, as of such date, would be an “interested stockholder” under Section 203 of the General Corporation Law of the State of Delaware shall not be deemed to be an “interested stockholder” until such later time as such person or entity acquires one or more additional shares of Common Stock).
ARTICLE XII
CERTAIN DEFINITIONS
For purposes of this Certificate of Incorporation:
(1)	The terms “beneficial owner” and “beneficial ownership” shall have the meaning ascribed to such terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and shall be determined in accordance with such rule;

(2)	the term “Certificate of Designations” shall mean the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock and the Certificate of Designations filed by the Corporation with respect thereto;

(3)	the term “Clear Channel” shall mean Clear Channel Communications, Inc., a Texas corporation;

(4)	the term “Clear Channel Affiliate” shall mean, other than the Corporation or any Corporation Affiliate, (a) any corporation, partnership, limited liability company, joint venture, association or other entity of which Clear Channel is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (b) any other corporation, partnership, joint venture, association or other entity that is controlled by Clear Channel, controls Clear Channel or is under common control with Clear Channel;

(5)	the term “Clear Channel Entity” shall mean any one or more of Clear Channel and the Clear Channel Affiliates;

(6)	the term “Clear Channel Official” shall mean each person who is a director or an officer (or both) of Clear Channel and/or one or more Clear Channel Affiliates;

(7)	the term “corporate opportunity” shall include, but not be limited to, business opportunities that (a) the Corporation or any Corporation Affiliate is financially able to undertake, (b) are, from their nature, in the line of the Corporation’s or any Corporation Affiliate’s business, and (c) are of practical advantage to the Corporation or any Corporation Affiliate and ones in which the Corporation or any Corporation Affiliate, but for the provisions of this ARTICLE V, would have an interest or a reasonable expectancy;

(8)	the term “Corporation Affiliate” shall mean (a) any corporation, partnership, limited liability company, joint venture, association or other entity of which the Corporation is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (b) any other corporation, partnership, joint venture, association or other entity that is controlled by the Corporation;

(9)	the term “Corporation Entity” shall mean any one or more of the Corporation and the Corporation Affiliates;

(10)	the term “Corporation Official” shall mean each person who is a director or an officer (or both) of the Corporation and/or one or more Corporation Affiliates;

(11)	the term “Tax-Free Spin-Off” shall mean the distribution by Clear Channel of shares of Class B Common Stock to stockholders of Clear Channel in a transaction (including any distribution in exchange for shares of capital stock or securities of Clear Channel) intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended;

(12)	the term “transfer” shall mean any sale, assignment, pledge, hypothecation, transfer or other disposition or encumbrance of a share of the Corporation’s capital stock, or any beneficial interest therein; and

(13)	the term “Voting Stock” shall mean all classes of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors.
For purpose of the foregoing definitions, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
     IN WITNESS WHEREOF, Clear Channel Outdoor Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by [              ], its [     ], this [     ] day of [            ], 2005.

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